EXHIBIT 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

December 1, 2009

ChinaCast Education Corporation
Suite 08, 20/F, One International Financial Centre
No. 1 Harbour View Street
Central, Hong Kong

Ladies and Gentlemen:

We have acted as counsel to ChinaCast Education Corporation, a Delaware corporation. (the “Company”) with respect to the Registration Statement on Form S-3 (File No. 333-153165), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company in an underwritten public offering of shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) of up to a maximum purchase price (including over-allotments) of $46,740,000 (the “Shares”). The offering of the Shares will be pursuant to the prospectus and prospectus supplement (collectively, the “Prospectus”) contained in the Registration Statement and an underwriting agreement dated as of the date hereof between the Company and Roth Capital Partners, LLC (the “Underwriting Agreement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that the Shares, when issued, sold and delivered against payment therefor in accordance with and in the manner described in the “Underwriting” Section of the Prospectus Supplement and in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law in effect on the date hereof.

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ChinaCast Education Corporation December 1, 2009 Page 2

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP